Prospectus Supplement No. 2                Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 14, 1999)               SEC File No. 333-86153


                               $166,825,000

                              ALPHARMA INC.
            3% Convertible Senior Subordinated Notes Due 2006


     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated October 14, 1999, as supplemented by Prospectus Supplement No. 1 (the "Prospectus"), forming a part of the Registration Statement on Form S-3 (Registration No. 333-86153). Any cross references in this Prospectus Supplement No. 2 refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement No. 2 is to amend and supplement the information set forth in the Prospectus regarding the selling securityholders. The following table sets forth the name of each additional selling securityholder and (i) the amount of notes each selling securityholder listed below owns as of January 9, 2000; (ii) the maximum amount of notes that each selling securityholder listed below may offer for his account under this Prospectus; (iii) the amount of common stock owned by each selling securityholder listed below as of January 9, 2000; and (iv) the maximum amount of common stock that may be offered for the account of each selling securityholder listed below under this Prospectus. Each of such selling securityholder named below acquired notes in the amount reflected in the table below from a selling securityholder named in the Prospectus. The respective selling securityholders have furnished all of the information regarding beneficial ownership to us. Beneficial ownership of the notes and common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act of 1934.


                          AGGREGATE         PRINCIPAL            NO. OF
                          PRINCIPAL         AMOUNT OF   NO. OF   SHARES
                          AMOUNT OF  % OF    NOTES      SHARES   OFFERED
    NAME OF SELLING         NOTES    CLASS   OFFERED    (1)(2)   HEREBY
    SECURITY HOLDER                          HEREBY

Alta Partners Holdings,   $1,000,000    *   $1,000,000   31,143   31,143
LDC

The Class 1C Company       600,000     *     600,000    18,686   18,686
Limited

Deutsche Bank             3,000,000  1.75   3,000,000   93,429   93,429
Securities
                                       *
Goldman Sachs & Company    250,000           250,000    7,786     7,786
                                       *
Onex Industrial            500,000           500,000    15,571   15,571
Partners Limited
                                       *
Pacific Life Company       500,000           500,000    15,571   15,571

Salomon Brothers Asset     225,000     *     225,000    7,007     7,007
Management, Inc.

UBS Warburg LLC           4,507,000  2.65   4,507,000  140,361   140,361

          TOTAL         $10,582,000  6.22  $10,582,000  329,554   329,554

*Represents less than 1% of class.

(1) All share amounts shown represent less than 1% of the outstanding Class A common stock.

(2) Reflects the shares of common stock into which the notes held by such selling securityholder are convertible at the initial conversion rate. The conversion price and the number of shares of common stock issuable upon conversion of the notes may be adjusted under certain circumstances. Assumes conversion of the full amount of notes held by the selling securityholder at the initial conversion rate into Class A common stock and the offering of all of these shares.

     No estimate can be given as to the amount of the notes and common stock that will be held by the selling securityholders at the end of sales of these notes because the selling securityholders may offer all or portions of the notes or shares of common stock acquired through conversion of these notes. Additionally, the selling securityholders named above may have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act of 1933. These sales would affect the data in the table above.

     We may from time to time supplement or amend the Prospectus to reflect the required information concerning and transferee, pledgee, donee or successor to the selling securityholders named in the prospectus.

     The date of this Prospectus Supplement is January 9, 2000.